                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Popwell                           Lynda                   W.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   212 St. Charles Place
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                                    (Street)

   Kingsport                           TN                   37660
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   Jarden Corporation (JAH)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

   December 31, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check Applicable Law)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________



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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                       2A.                       Securities Acquired (A) or      Securities     ship
                            2.         Deemed       3.           Disposed of (D)                 Beneficially   Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            action     Date, if     Code         ------------------------------- at end         (D) or    Indirect
1.                          Date       any          (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year)    Code             Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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

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

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).
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FORM 5 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
              2.                                                                                          of        of
              Conver-                           5.                              7.                        deriv-    Deriv-   11.
              sion                              Number of                       Title and Amount          ative     ative    Nature
              or               3A.              Derivative    6.                of Underlying     8.      Secur-    Secur-   of
              Exer-            Deemed   4.      Securities    Date              Securities        Price   ities     ity:     In-
              cise    3.       Execut-  Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
              Price   Trans-   ion      action  or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.            of      action   Date if  Code    of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of      Deriv-  Date     any      (Instr. (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative    ative   (Month/  (Month/  8)      4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security      Secur-  Day/     Day/     ------  ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)    ity     Year)    Year)             (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock Options $7.55   4/30/01            A4      2,000         (2)     4/30/11  Common    2,000           2,000      D
(Right to Buy)                                                                   Stock
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Stock Options $17.27  4/30/02            A       4,000        4/30/03  4/30/12  Common    4,000           4,000      D
(Right to Buy)                                                                   Stock
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

(1) The securities covered by this statement reflect a 2-for-1 stock split of the issuer's common stock having a record date of May 20, 2002.

(2) Presently exercisable.



       /s/ Ian G.H. Ashken                               February 12, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Ian G.H. Ashken, as Attorney-in-fact
      for Lynda W. Popwell


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).